Exhibit 99.1

REALOGY ANNOUNCES PROPOSED $400 MILLION OFFERING OF SENIOR SECURED SECOND LIEN NOTES

MADISON, N.J. (June 8, 2020) — Realogy Holdings Corp. (NYSE: RLGY) (the “Company”) announced today that its indirect, wholly-owned subsidiary, Realogy Group LLC (“Realogy Group”), together with a co-issuer, is proposing to issue, subject to market and other conditions, $400 million aggregate principal amount of senior secured second lien notes due 2025 (the “Notes”), in a private offering that is exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”). The Notes will be guaranteed on a senior secured basis by Realogy Intermediate Holdings LLC, Realogy Group’s direct parent, and each domestic subsidiary of the Company, other than certain excluded entities, that is a guarantor under its senior secured credit facilities and certain of its outstanding securities. The Notes will also be guaranteed by the Company, on an unsecured senior subordinated basis. The Notes will be secured by substantially the same collateral as the Company’s existing first lien obligations under its senior secured credit facilities on a second priority basis.

The Company intends to use the net proceeds from this offering, along with cash on hand, to redeem approximately $400 million of its outstanding 5.250% Senior Notes due 2021, and to pay related accrued interest, premium, fees and expenses.

The Notes and the related guarantees will not be registered under the Securities Act or any state securities law and may not be offered or sold in the United States absent registration or an applicable exemption from registration under the Securities Act and applicable state securities laws. The Notes and the related guarantees will be offered only to persons reasonably believed to be qualified institutional buyers under Rule 144A of the Securities Act and outside the United States under Regulation S of the Securities Act.

This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, any securities, nor shall there be any sales of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. This press release is being issued pursuant to and in accordance with Rule 135(c) under the Securities Act.

About Realogy Holdings Corp.

Realogy Holdings Corp. (NYSE: RLGY) is the leading and most integrated provider of U.S. residential real estate services, encompassing franchise, brokerage, and title and settlement businesses as well as a mortgage joint venture. Realogy’s diverse brand portfolio includes some of the most recognized names in real estate: Better Homes and Gardens® Real Estate, CENTURY 21®, Coldwell Banker®, Coldwell Banker Commercial®, Corcoran®, ERA®, and Sotheby’s International Realty®. Using innovative technology, data and marketing products, best-in-class learning and support services, and high-quality lead generation programs, Realogy fuels the productivity of independent sales agents, helping them build stronger businesses and best serve today’s consumers. Realogy’s affiliated brokerages operate around the world with approximately 188,900 independent sales agents in the United States and more than 122,400 independent sales agents in 113 other countries and territories. Recognized for nine consecutive years as one of the World’s Most Ethical Companies, Realogy has also been designated a Great Place to Work and one of Forbes’ Best Employers for Diversity. Realogy is headquartered in Madison, New Jersey.

Forward Looking Statements

Certain statements in this press release, including statements relating to the offering of the Notes and the anticipated use of net proceeds therefrom, constitute “forward-looking statements.” Statements preceded by, followed by or that otherwise include the words “believes”, “expects”, “anticipates”, “intends”, “projects”, “estimates”, “plans” and similar expressions or future or conditional verbs such as “will”, “should”, “would”, “may” and “could” are generally forward-looking in nature and not historical facts. Any statements that refer to expectations or other characterizations of future events, circumstances or results are forward-looking statements. These statements are subject to significant risks and uncertainties, including, without limitation, risks and uncertainties related to economic, market or business conditions and satisfaction of customary closing conditions related to the private offering. No assurance can be given that the offering of Notes discussed above will be consummated on the terms described or at all. Except for our ongoing obligations to disclose material information under the federal securities laws, we undertake no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events unless we are required to do so by law.

Investor Relations Contacts:

Alicia Swift

(973) 407-4669

alicia.swift@realogy.com

Danielle Kloeblen

(973) 407-2148

danielle.kloeblen@realogy.com

Media Contact:

Trey Sarten

(973) 407-2162

trey.sarten@realogy.com